Exhibit 99.1

AKCEA THERAPEUTICS, INC.
EXPLANATORY NOTE

Akcea Therapeutics, Inc., or Akcea, is filing this Current Report on Form 8-K to revise “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Financial Statements and Supplementary Data” comprising Items 7 and 8, respectively, of its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the Securities and Exchange Commission, or the SEC, on February 28, 2018, or the 2017 Form 10-K. These sections have been recast to reflect Akcea’s adoption of the Financial Accounting Standard Board’s Accounting Standards Codification Topic 606 “Revenue from Contracts with Customers”, or Topic 606, as of January 1, 2018 using the full retrospective transition method. The revised Items 7 and 8 have been updated in compliance with generally accepted accounting principles to reflect the retrospective adoption of Topic 606 for the respective periods noted.

This Form 8-K, with the exception of the foregoing, does not reflect events occurring after the date of filing of the 2017 Form 10-K or update disclosures to already disclosed subsequent events or that are affected by any further subsequent events. Consequently, all other information not affected by the additions described above is unchanged and reflects the disclosures and other information made at the dates of the filing of the 2017 Form 10-K and should be read in conjunction with our filings with the SEC subsequent to such dates, including amendments to such filings, if any.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

This financial review presents our operating results for each of the three years in the period ended December 31, 2017, and our financial condition at December 31, 2017. Except for the historical information contained herein, the following discussion contains forward-looking statements which are subject to known and unknown risks, uncertainties and other factors that may cause our actual results to differ materially from those expressed or implied by such forward-looking statements. We discuss such risks, uncertainties and other factors in Item 1A of Part I of the 2017 Form 10-K. In addition, the following review should be read in connection with the information presented in our consolidated financial statements and the related notes to our consolidated financial statements herein.

Overview

We are a late-stage biopharmaceutical company focused on developing and commercializing drugs to treat patients with serious cardiometabolic diseases caused by lipid disorders. Our goal is to become the premier company offering treatments for inadequately treated lipid disorders. We are advancing a mature pipeline of four novel drugs with the potential to treat multiple diseases. Our drugs, volanesorsen, AKCEA-APO(a)-LRx, AKCEA-ANGPTL3-LRx and AKCEA-APOCIII-LRx, are all based on antisense technology developed by Ionis Pharmaceuticals, Inc., or Ionis, which owns approximately 68% of our common stock. Our most advanced drug, volanesorsen, is currently under review by regulatory agencies in the U.S., EU, and Canada for the treatment of people with familial chylomicronemia syndrome, or FCS. In the U.S., the Food and Drug Administration, or FDA, assigned a Prescription Drug User Fee Act, or PDUFA, goal date of August 30, 2018 and scheduled an advisory committee meeting for May 10, 2018. In Canada, our New Drug Submission, or NDS, was granted Priority Review by Health Canada. FCS is a severe, rare, genetically defined lipid disorder characterized by extremely elevated levels of triglycerides. FCS has life-threatening consequences and the lives of patients with this disease are impacted daily by the associated symptoms. In our clinical program, we have observed consistent and substantial (>70%) decreases in triglycerides and improvements in other manifestations of FCS, including pancreatitis attacks and abdominal pain. We believe the safety and efficacy data from the volanesorsen program demonstrate a favorable risk-benefit profile for patients with FCS. Volanesorsen is also currently in Phase 3 clinical development for the treatment of familial partial lipodystrophy, or FPL.

We have made substantial progress in assembling the infrastructure to commercialize our drugs globally with a focus on lipid specialists as the primary call point. We have established operations in the U.S., UK, France, Canada and Germany as well as sales team members and additional field medical directors to further FCS disease education prior to our volanesorsen launch. A key element of our commercial strategy is to provide the specialized, patient-centric support required to successfully address rare disease patient populations. We believe our focus on treating patients with inadequately addressed lipid disorders will allow us to partner efficiently and effectively with the specialized medical community that supports these patients. Most recently, we worked with experts to potentially help simplify diagnosis criteria, resulting in a streamlined patient journey to lipid specialists. Through our FCSFocus.com website, we provide a disease education book and a care toolkit to help patients understand their disease and organize all of their medical records to enable smoother communication with physicians.

To maximize the commercial potential of two of the drugs in our pipeline, we initiated a strategic collaboration with Novartis Pharma AG, or Novartis, for the development and commercialization of AKCEA-APO(a)-LRx and AKCEA-APOCIII-LRx. We believe Novartis brings significant resources and expertise to the collaboration that can accelerate our ability to deliver these potential therapies to the large populations of patients who have high cardiovascular risk due to inadequately treated lipid disorders. Under our agreement with Novartis, after we complete Phase 2 development of each of AKCEA-APO(a)-LRx (planned for the second half of 2018) and AKCEA-APOCIII-LRx (planned for 2019), and if, on a drug-by-drug basis, Novartis exercises its option to license a drug and pays us the $150.0 million license fee to do so, Novartis would conduct and pay for a Phase 3 cardiovascular outcome study in high-risk patients and, if approved, commercialize each such licensed drug worldwide. We plan to co-commercialize any licensed drug commercialized by Novartis in selected markets, under terms and conditions that we plan to negotiate with Novartis in the future, through the specialized sales force we are building to commercialize volanesorsen.

Our strategic collaboration with Novartis has a potential aggregate transaction value of over $1.0 billion, plus royalties, which we would generally be required to share equally with Ionis. The calculation of potential aggregate transaction value assumes that Novartis licenses, successfully develops and achieves regulatory approval for both AKCEA-APO(a)-LRx and AKCEA-APOCIII-LRx in the United States, Europe and Japan, and that Novartis achieves pre-specified sales targets with respect to both drugs. As part of our collaboration, we received $75.0 million in an upfront option payment, of which we retained $60.0 million and paid $15.0 million to Ionis as a sublicense fee. In addition, for AKCEA-APO(a)-LRx we are eligible to receive up to $600.0 million in milestone payments, including $25.0 million for the achievement of a development milestone, up to $290.0 million for the achievement of regulatory milestones and up to $285.0 million for the achievement of commercialization milestones. In addition, for AKCEA-APOCIII-LRx we are eligible to receive up to $530.0 million in milestone payments, including $25.0 million for the achievement of a development milestone, up to $240.0 million for the achievement of regulatory milestones and up to $265.0 million for the achievement of commercialization milestones. We are also eligible to receive tiered royalties in the mid-teens to low twenty percent range on net sales of AKCEA-APO(a)-LRx and AKCEA-APOCIII-LRx. Novartis will reduce these royalties upon the expiration of certain patents or if a generic competitor negatively impacts the product in a specific country. We will pay 50% of these license fees, milestone payments and royalties to Ionis as a sublicense fee. See Note 8, Strategic Collaboration with Novartis, to our consolidated financial statements for additional information.

Through 2016, we did not generate revenue and we have incurred net losses in each period since inception. In January 2017, we initiated our strategic collaboration with Novartis and began recognizing revenue under this collaboration. Our revenue for the year ended December 31, 2017 was $43.4 million, solely related to our strategic collaboration with Novartis. Our net losses have resulted from costs incurred in developing volanesorsen and the other drugs in our pipeline, preparing to commercialize volanesorsen and general and administrative activities associated with our operations. We expect to continue to incur significant expenses and increasing operating losses for the foreseeable future as we continue to develop volanesorsen and our other drugs, and seek regulatory approval for and prepare to commercialize volanesorsen. We expect to incur significant expenses to continue to build the infrastructure to support volanesorsen’s commercialization, including manufacturing, marketing, sales and distribution functions. Further, we expect to incur additional costs associated with operating as a public company and in building our internal resources to become less reliant on Ionis.

As of December 31, 2017, we had cash, cash equivalents and short-term investments of $260.1 million. We have funded our operating activities through a $100.0 million cash contribution that we received from Ionis in 2015, $75.0 million from initiating our collaboration with Novartis that we received in the first quarter of 2017 and $106.0 million in drawdowns under our line of credit with Ionis that we received in the first and second quarters of 2017. In July 2017 we completed our initial public offering, or IPO, and raised $182.3 million in net proceeds including $50 million from the Novartis concurrent private placement and $25 million from Ionis. We plan to further advance our drugs and commercialization efforts with our cash on hand.

We believe that our existing cash, cash equivalents and short-term investments will be sufficient to fund our operations for at least 12 months from the original issuance date of the 2017 Form 10-K. However, we expect to raise additional funds in the future to continue developing the drugs in our pipeline and to further commercialize any approved drugs, including volanesorsen. We may seek to obtain additional financing in the future through the issuance of our common stock, through other equity or debt financings or through collaborations or partnerships with other companies. We may not be able to raise additional capital on terms acceptable to us, or at all, and any failure to raise capital as and when needed could compromise our ability to execute on our current business plan.

Our Relationship with Ionis

Prior to January 2015, the drugs we licensed from Ionis were part of Ionis' broad pipeline of antisense drugs. Ionis' employees performed all of the development, regulatory and manufacturing activities for these drugs either themselves or through third-party providers. As such, Ionis incurred all of the expenses associated with these activities and reported them in its consolidated financial statements. Ionis formed Akcea as a wholly owned subsidiary to complete development of and commercialize Ionis' drugs to treat lipid disorders. We began business operations in January 2015.

We exclusively licensed our pipeline of four novel drugs from Ionis effective in January 2015. Prior to then, Ionis had been advancing these drugs in development and incurring the expenses for those activities. Under our license agreement with Ionis, Ionis continued and is continuing to conduct development, regulatory and manufacturing activities for our drugs and charge us for this work. In this way, we benefit from Ionis' more than 25 years of experience developing and manufacturing antisense drugs. As we are building our development, regulatory and manufacturing capabilities and capacity, we expect to assume increasing responsibility for these functions and Ionis' responsibilities will decrease. We expect that our collaborative approach will allow us to build these capabilities and capacity while still working closely with Ionis as we transition our drug development activities. Moreover, because Ionis has been conducting the majority of the development activities for our drugs, we have been able to focus on building the commercial organization and conducting the pre-commercialization activities necessary to support the launch of volanesorsen, if approved for marketing.

We pay Ionis for the research and development expenses it incurs on our behalf, which include both external and internal expenses in accordance with our license agreement with Ionis. External research and development expenses include costs for contract research organizations, or CROs, costs to conduct nonclinical and clinical studies on our drugs, costs to acquire and evaluate clinical study data such as investigator grants, patient screening fees and laboratory work, and fees paid to consultants. Internal development expenses include costs for the work that Ionis' development employees perform for us. Ionis charges us a full-time equivalent rate that covers personnel-related expenses, including salaries and benefits, plus an allocation of facility-related expenses, including rent, utilities, insurance and property taxes, for those research and development employees who work either directly or indirectly on the development of our drugs. In accordance with the license agreement, we pay Ionis for external research and development expenses and internal research and development expenses. We also pay Ionis for the active pharmaceutical ingredient, or API, and drug product we use in our nonclinical and clinical studies for all of our drugs. Ionis manufactures the API for us and charges us a price per gram consistent with the price Ionis charges its pharmaceutical partners, which includes the cost for direct materials, direct labor and overhead required to manufacture the API. If we need the API filled in vials or pre-filled syringes for our clinical studies, Ionis will contract with a third party to perform this work and Ionis will charge us for the resulting cost.

Under the services agreement, Ionis also provides us certain services, including, without limitation, general and administrative support services and development support services. We pay Ionis for our share of the internal and external expenses for each of these functions based on our relative use of each function, plus an allocation of facility-related expenses. As our business grows and we assume increasing responsibility from Ionis, we are assuming direct responsibility for procuring and financing the services we currently receive from Ionis and Ionis' responsibility to provide us with these services is decreasing.

We do not pay a mark-up or profit on the external or internal expenses Ionis bills to us or on the cost of the drugs Ionis manufactures for us. Moreover, Ionis only charges us for the portion of its resources that we use. For example, we do not have to pay for a full-time person if we only need the person's skills for 50% of the time. In this way, we can increase our headcount as our requirements grow and as we assume increasing responsibility for our drugs from Ionis, rather than building capabilities and capacity in advance of full utilization. We believe that our expenses reasonably reflect the expenses we would have incurred if we had the capabilities and capacity in place to perform this work ourselves. Further, we do not believe that our expenses will increase significantly as we assume development, regulatory, manufacturing and administrative responsibilities from Ionis because we will only assume these functions when we believe we can do so in a cost-efficient manner. See Note 4, Development, Commercialization and License Agreement and Services Agreement with Ionis, to our consolidated financial statements for more information on our agreements with Ionis.

In addition, Ionis has helped fund our operations through a line of credit agreement that we entered into in January 2017 under which we borrowed $106.0 million. The outstanding principal and accrued interest automatically converted upon closing of our IPO into an aggregate of 13,438,339 shares of our common stock. Following the closing of our IPO, we no longer have access to the line of credit with Ionis.

Basis of Presentation

We consider our expense methodology and results to be reasonable for all periods we present. However, our allocations may not be indicative of the actual expenses we would have incurred had we operated as an independent, publicly traded company for the periods we present.

We discuss our agreements with Ionis in Note 4, Development, Commercialization and License Agreement and Services Agreement with Ionis, to our consolidated financial statements.

Critical Accounting Policies

We prepare our consolidated financial statements in conformity with accounting principles generally accepted in the United States, or GAAP. As such, we make certain estimates, judgments and assumptions that we believe are reasonable, based upon the information available to us. These judgments involve making estimates about the effect of matters that are inherently uncertain and may significantly impact our quarterly or annual results of operations and financial condition. In the following paragraphs, we describe our most significant accounting policies, which we believe are the most critical to aid in fully understanding and evaluating our reported financial results. As described below, there are specific risks associated with these critical accounting policies and we caution that future events rarely develop exactly as one may expect, and that best estimates may require adjustment.

The significant accounting policies, which we believe are the most critical to aid in fully understanding and evaluating our reported financial results, require the following:

●	Assessing the propriety of revenue recognition and associated deferred revenue;
●	Determining the appropriate cost estimates for unbilled preclinical and clinical development activities;
●	Determining the stock-based compensation expense and valuation assumptions;
●	Determining the fair value of our common stock prior to our IPO; and
●	Determining the valuation allowance for net deferred tax assets.

Descriptions of these critical accounting policies follow.

Revenue Recognition

In May 2014, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update, or ASU, No. 2014-09, which amends the guidance for accounting for revenue from contracts with customers. This ASU supersedes the revenue recognition requirements in ASC Topic 605, Revenue Recognition, or Topic 605, and creates a new Topic 606, Revenue from Contracts with Customers, or Topic 606. In 2015 and 2016, the FASB issued additional ASUs related to Topic 606 that delayed the effective date of the guidance and clarified various aspects of the new revenue guidance, including principal versus agent considerations, identifying performance obligations, and licensing, and they include other improvements and practical expedients. Under Topic 606, an entity recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services.

To determine revenue recognition for arrangements that an entity determines are within the scope of Topic 606, the entity performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. At contract inception, once the contract is determined to be within the scope of Topic 606, we assess the goods or services promised within each contract and determine those that are performance obligations, and assess whether each promised good or service is distinct. When we offer options for additional goods or services, such as an option to license a drug in the future or for additional goods or services to be provided in the future, we evaluate whether options are material rights that should be treated as additional performance obligations. We typically have not concluded that the option to license a drug or the options for additional goods or services that may be requested in the future under our collaboration agreement are material rights as the amounts attributable to such options represent standalone selling price, and therefore no consideration is allocated to these items at the inception of an agreement. When a partner exercises their option to license a drug or requests the additional goods or services, a new performance obligation is created for that item. Once performance obligations are identified, we then recognize as revenue the amount of the transaction price that we allocated to the respective performance obligation when (or as) each performance obligation is satisfied at a point in time or over time. If the performance obligation is satisfied over time, we recognize revenue based on the use of an output or input method. We have one revenue stream from our strategic collaboration, option and license agreement, or collaboration agreement with Novartis, which we entered into in January 2017. For a complete discussion of the accounting for our collaboration revenue, see Note 8, Strategic Collaboration with Novartis.

Effective January 1, 2018, we adopted Topic 606 using the full retrospective transition method. Under this method, we revised our consolidated financial statements for prior period amounts, as if Topic 606 had been effective for such periods. The references "as revised" used herein refer to revisions of data for the year ended December 31, 2017 as a result of our adoption of Topic 606. Additionally we have updated Note 1, Organization and Significant Accounting Policies, Note 7, Income Taxes, Note 8, Strategic Collaboration with Novartis, Note 11, Basic and Diluted Net Loss Per Share, and Note 12, Quarterly Financial Data (Unaudited).

Research and development revenue under collaborative agreements

We entered into the collaboration agreement with Novartis to develop and commercialize AKCEA-APO(a)-LRx and AKCEA-APOCIII-LRx. Under the collaboration agreement, we received a $75.0 million upfront payment. For each drug, we are responsible for completing a Phase 2 program, conducting an end-of-Phase 2 meeting with the FDA and delivering active pharmaceutical ingredient, or API. Under the collaboration agreement, Novartis has an exclusive option to develop and commercialize AKCEA-APO(a)-LRx and AKCEA-APOCIII-LRx. If Novartis exercises an option for one of these drugs, it will pay us a license fee and will assume all further global development, regulatory and commercialization activities for the licensed drug. We are also eligible to receive a development milestone payment, milestone payments if Novartis achieves pre-specified regulatory milestones, commercial milestone payments and tiered royalties on net sales from each drug under the collaboration.

Under the Stock Plan Agreement, or SPA, Novartis purchased 1.6 million shares of Ionis’ common stock for $100.0 million in the first quarter of 2017 and paid a premium over the weighted average trading price at the time of purchase. Additionally, Novartis agreed to purchase up to $50.0 million of our common stock in a separate private placement concurrent with the completion of our IPO at a price per share equal to the initial public offering price, subject to a number of conditions. If we did not complete our IPO or a similar offering by the 15-month anniversary of the SPA, or if we completed an offering that did not meet the specified criteria for Novartis to invest, then Novartis would have been required to purchase $50.0 million of Ionis’ common stock at a premium over the weighted average trading price of Ionis’ common stock at the time of purchase.

We evaluated the Novartis agreements to determine whether we should treat the agreements separately or as a single arrangement. We considered that the agreements were negotiated concurrently and in contemplation of one another. Additionally, the same individuals were involved in the negotiations of both agreements. Based on these facts and circumstances, we concluded that we should treat both agreements as a single arrangement, which we refer to as the Novartis collaboration. We evaluated the provisions of the agreements on a combined basis.

Identifying performance obligations

We evaluate the performance obligations in a collaboration agreement to determine whether they are distinct.

At the commencement of our strategic collaboration, we identified the following four distinct performance obligations:

●	Development activities for AKCEA-APO(a)-LRx;
●	Development activities for AKCEA-APOCIII-LRx;
●	API for AKCEA-APO(a)-LRx; and
●	API for AKCEA-APOCIII-LRx.

The development activities and the supply of API are distinct because Novartis or another third party could provide these items without our assistance.

We determined the transaction price for the Novartis collaboration was $108.4 million, comprised of the following:

●	$75.0 million from the upfront payment received;
●	$28.4 million for the premium paid by Novartis, which represents the excess of the fair value Ionis received from Novartis’ purchase of Ionis’ stock at a premium in the first quarter of 2017; and
●	$5.0 million for the potential premium Novartis would have paid if they had been required to purchase Ionis’ stock in the future at a premium.

We are recognizing the $75.0 million upfront payment plus the premium paid by Novartis from its purchase of Ionis' stock and the premium associated with Novartis' obligation to purchase Ionis' stock if we did not complete our IPO because we are the party providing the services and API under the collaboration agreement.

None of the development or regulatory milestone payments have been included in the transaction price, as all milestone payments are fully constrained. As part of our evaluation of the constraint, we considered numerous factors, including the fact that achievement of the milestones is outside of our control and contingent upon the success of our clinical trials, Novartis’ efforts, and the receipt of regulatory approval. We will re-evaluate the transaction price, including estimated variable consideration included in the transaction price and all constrained amounts, in each reporting period and as uncertain events are resolved or other changes in circumstances occur. Based on the distinct performance obligations under the Novartis collaboration, we allocated the $108.4 million transaction price based on relative stand-alone selling prices of each of our performance obligations as follows:

●	$64.0 million for development services for AKCEA-APO(a)-LRx;
●	$40.1 million for development services for AKCEA-APOCIII-LRx;
●	$1.5 million for the delivery of AKCEA-APO(a)-LRx API; and
●	$2.8 million for the delivery of AKCEA-APOCIII-LRx API.

We are recognizing revenue related to each of our performance obligations as follows:

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We will satisfy the development services performance obligation for AKCEA-APO(a)-LRx as the research and development services are performed. We determined that the period of performance of the research and development services was two years, or through December 2018. We recognize revenue related to research and development services performed using an input method by calculating costs incurred at each period end relative to total costs expected to be incurred;

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We will satisfy the development services performance obligation for AKCEA-APOCIII-LRx as the research and development services are performed. We determined that the period of performance of the research and development services was two and a half years, or through June 2019. We recognize revenue related to research and development services performed using an input method by calculating costs incurred at each period ended relative to total costs expected to be incurred;

●	We recognized the amount attributed to the AKCEA-APO(a)-LRx API supply when we deliver API to Novartis; and
●	We will recognize the amount attributed to the AKCEA-APOCIII-LRx API supply when we deliver API to Novartis.

At December 31, 2017, the aggregate transaction price allocated to our remaining performance obligations was $70.7 million, which we are recognizing over the estimated period of our performance obligation.

Additionally, we and Ionis entered into a SPA with Novartis. Under the SPA, in July 2017, Novartis purchased $50.0 million of our common stock in a separate private placement concurrent with the completion our IPO at a price per share equal to the IPO price. Our IPO is discussed in Note 9, Initial Public Offering.

During the year ended December 31, 2017, we earned revenue of $43.4 million from our relationship with Novartis, representing 100% of our revenue. We did not earn any revenue during the year ended December 31, 2016. Our consolidated balance sheet at December 31, 2017 included deferred revenue of $70.7 million related to our relationship with Novartis and no deferred revenue at December 31, 2016.

Estimated Liability for Research and Development Costs

We record accrued liabilities related to expenses for which vendors or service providers have not yet billed us. These liabilities are for products or services that we have received and primarily relate to ongoing, nonclinical and clinical studies. These costs primarily include third-party clinical management costs, laboratory and analysis costs, toxicology studies and investigator grants. We have drugs in concurrent, nonclinical and clinical studies at several sites throughout the world. To ensure that we have adequately provided for ongoing, nonclinical and clinical research and development costs during the period in which we incur such costs, we maintain an accrual to cover these costs. We update our estimate for this accrual on at least a quarterly basis. The assessment of these costs is a subjective process that requires judgment. Upon settlement, these costs may differ materially from the amounts accrued in our consolidated financial statements. Our historical accrual estimates have not been materially different from our actual amounts.

Stock-Based Compensation Expense and Valuation Assumptions

We measure stock-based compensation expense for equity-classified stock option awards based on the estimated fair value of the award on the date of grant. We recognize the value of the portion of the award that we ultimately expect to vest as stock-based compensation expense over the requisite service period in our statements of operations. We reduce stock-based compensation expense for estimated forfeitures at the time of grant and revise in subsequent periods if actual forfeitures differ from those estimates.

Prior to December 2015, Ionis granted our employees options to purchase shares of Ionis’ common stock, or Ionis options. In December 2015, we granted our employees holding Ionis options additional options to purchase shares of our common stock, or Akcea options.

We determined the stock-based compensation expense for the Ionis options at the date of grant and recognized compensation expense over the vesting period of the Ionis options. In December 2015, we accounted for the issuance of the Akcea options as a modification to the original grant of the Ionis options because the grant of the Ionis options and Akcea options essentially represented a single stock award as the exercisability provisions of the Ionis options and Akcea options were interrelated and mutually exclusive. The total compensation expense measured on the modification date was the sum of the grant date fair value of the Ionis options plus any incremental compensation expense resulting from the grant of the Akcea options.

In 2016, we began concurrently granting Ionis options and Akcea options to our employees. Because the exercisability provisions of the awards are interrelated and mutually exclusive as described above, the fair values of the Ionis options and the Akcea options were determined on the date of grant and the option with the greater fair value is recognized over the vesting period of the awards. In 2017, we no longer concurrently granted Ionis options and Akcea options to our employees.

Following our IPO, we no longer grant Ionis options to our employees. Under the terms of the Ionis options, when we completed our IPO, the Ionis options our employees were holding were terminated. The termination of the Ionis options was determined not to be a modification, as the options were terminated based upon the existing contractual terms of the option agreements. As such, we will continue to recognize stock-based compensation expense based upon the valuation that we determined at the grant date for options issued in 2016 or the modification date for options issued in 2015 and 2017.

We recognize compensation expense for option awards using the accelerated multiple-option approach. Under the accelerated multiple-option approach, also known as the graded-vesting method, an entity recognizes compensation expense over the requisite service period for each separately vesting tranche of the award as though the award were in substance multiple awards, which results in the expense being front-loaded over the vesting period.

We and Ionis value our stock option awards using the Black-Scholes option pricing model. The determination of the grant date fair value of options using an option pricing model is affected principally by the estimated common stock fair value and requires management to make a number of other assumptions, including: the risk-free interest rate, expected dividend yield, expected volatility, expected term, rate of forfeiture and fair value of common stock.

Ionis considered the following factors in valuing options for its common stock granted to our employees:

●	Risk-free interest rate. Ionis bases the risk-free interest rate assumption on the yields of U.S. Treasury securities with maturities that correspond to the term of the award.
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Expected dividend yield.  Ionis bases the dividend yield assumption on its history and expectation of dividend payouts. Ionis has not paid dividends in the past and it does not expect to do so in the foreseeable future.

●	Expected volatility. Ionis uses an average of the historical stock price volatility of Ionis’ stock. Ionis computes its historical stock volatility based on the expected term of its awards.
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Expected term.  The expected term of stock options Ionis has granted represents the period of time that it expects them to be outstanding. Ionis estimates the expected term of options it has granted based on actual and projected exercise patterns.

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Rate of forfeiture.  Ionis estimates forfeitures at the time of grant and revises its estimates, if necessary, in subsequent periods if actual forfeitures differ from those estimates. It estimates forfeitures based on historical experience. Ionis’ historical forfeiture estimates have not been materially different from its actual forfeitures.

●	Fair value of common stock. Ionis uses the market closing price for its common stock on the date of grant as reported on NASDAQ to determine the fair value of Ionis’ common stock on the date of grant.

We considered the following factors in valuing options for our common stock:

●	Risk-free interest rate. We determine the risk-free interest rate assumption based on the yields of U.S. Treasury securities with maturities that correspond to the term of the award.
●	Expected dividend yield. We assume a dividend yield of zero as we have not paid dividends in the past and do not expect we will pay dividends on our common stock for the foreseeable future.
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Expected volatility.  We do not have sufficient history to estimate the volatility of our common stock. We calculate expected volatility based on reported data from selected publicly traded peer companies for which historical information is available. We plan to continue to use a peer group to calculate our volatility until the historical volatility of our common stock is sufficient to measure expected volatility for future option grants.

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Expected term.  Our expected term estimates represent the period of time that we expect the options to be outstanding. As we do not have historical information, we use the simplified method for estimating the expected term. Under the simplified method, we calculate the expected term as the average of the time-to-vesting and the contractual life of the options. As we gain additional historical information, we will transition to calculating our expected term based on our exercise patterns.

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Rate of forfeiture.  We estimate forfeitures based on Ionis’ historical rates of forfeiture as we do not have similar historical information for ourselves. We and Ionis are engaged in similar businesses and we believe this is a good estimate of expected forfeitures. As we gain additional historical information, we will transition to using our historical forfeiture rate.

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Fair value of common stock.  Prior to our IPO, we estimated the fair value of our common stock as our common stock has not historically been publicly traded. See “Fair Value of Common Stock Prior to Initial Public Offering” below. Upon completion of our IPO in July 2017, we use the market closing price for our common stock on the date of grant as reported on NASDAQ to determine the fair value of our common stock on the date of grant.

Fair Value of Common Stock Prior to Initial Public Offering

We granted all options to purchase shares of our common stock with an exercise price per share no less than the fair value per share of our common stock underlying those options on the date of grant. Historically, for all periods prior to our IPO, the fair values of the shares of common stock underlying our stock options were estimated on each grant date by our board of directors. Given the absence of a public trading market of our common stock, our board of directors exercised reasonable judgment and considered a number of objective and subjective factors to determine the best estimate of the fair value of our common stock. To determine the fair value of our common stock, our board of directors considered, among other things, contemporaneous valuations of our common stock prepared by an unrelated third-party valuation firm in accordance with the guidance provided by the American Institute of Certified Public Accountants 2013 Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, or the Practice Aid. Our board of directors also considered various objective and subjective factors in estimating the fair value of our common stock on the date of grant, including:

●	the prices, rights, preferences and privileges of our preferred stock relative to our common stock;
●	our business, financial condition and results of operations, including related industry trends affecting our operations;
●	the likelihood of achieving a liquidity event, such as an initial public offering or sale of our company, given prevailing market conditions;
●	the lack of marketability of our common stock;
●	the market performance of comparable publicly traded companies; and
●	U.S. and global economic and capital market conditions and outlook.

Enterprise Valuation Methodologies

Our third-party valuation firm prepared our valuations in accordance with the guidelines in the Practice Aid, which prescribes several valuation approaches for setting the value of an enterprise, such as the cost, income and market approaches, and various methodologies for allocating the value of an enterprise to its common stock. The cost approach establishes the value of an enterprise based on the cost of reproducing or replacing the property less depreciation and functional or economic obsolescence, if present. The income approach establishes the value of an enterprise based on the present value of future cash flows that are reasonably reflective of a company’s future operations, discounting to the present value with an appropriate risk adjusted discount rate or capitalization rate. The market approach is based on the assumption that the value of an asset is equal to the value of a substitute asset with the same characteristics. Our third-party valuation firm used the income and market valuation approaches to determine our stock price prior to completion of our IPO. When applying the income approach, our third-party valuation firm uses a discounted cash flow analysis based on our projections. When applying the market approach, our third-party valuation firm used the guideline publicly traded companies method choosing pharmaceutical companies whose business descriptions, including products and/or stage of development, are similar to ours. Our third-party valuation firm calculated our enterprise value under each of the income and market approaches and then used an equal weighting of these two approaches to arrive at our enterprise value.

Methods Used to Allocate Our Enterprise Value to Classes of Securities

In accordance with the Practice Aid, our third-party valuation firm considered the various methods for allocating the enterprise value across our classes and series of capital stock to determine the fair value of our common stock at each valuation date. The methods the third-party valuation firm considered consisted of the following:

Current Value Method

Under the current value method, once the fair value of the enterprise is established, the value is allocated to the various series of preferred and common stock based on their respective seniority, liquidation preference or conversion values, whichever is greatest. This method was considered, but not used in any of the valuations discussed below.

Option Pricing Method

The option pricing method, or OPM, treats common stock and preferred stock as call options on the total equity value of a company, with exercise prices based on the liquidation preference of the preferred stock. Under this method, the common stock has value only if the funds available for distribution to the stockholders exceed the value of the liquidation preference at the time of a liquidity event such as a merger, sale, or initial public offering, assuming the enterprise has funds available to make a liquidation preference meaningful and collectible by the stockholders. The common stock is modeled as a call option on the underlying equity value at a predetermined exercise price. In the model, the exercise price is based on a comparison with the total equity value, rather than, as in the case of a regular call option, a comparison with a per share stock price. The OPM uses the Black-Scholes option-pricing model to price the call option.

The valuation of our common stock as of January 1, 2015 used the OPM. We applied a discount to the valuation due to the lack of marketability of our stock. We calculated the discount for lack of marketability using the Finnerty model and applied it as applicable to each allocation.

Probability-Weighted Expected Return Method

The probability-weighted expected return method, or PWERM, considers various potential liquidity outcomes, including in our case an initial public offering, the sale of our company, dissolution and staying private, and assigns probabilities to each outcome to arrive at a weighted equity value.

We performed an updated valuation analysis of our common stock as of January 1, 2017 using a hybrid of the OPM and the PWERM, consistent with how such hybrid method is described in the Practice Aid. We calculated the discount for lack of marketability using the Finnerty model and applied it as applicable to each allocation.

Income Taxes

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act of 2017, or the “Tax Act”. The Tax Act makes broad and complex changes to the U.S. tax code. The changes include, but are not limited to, reducing the U.S. federal corporate tax rate from 35% to 21%, imposing a mandatory one-time transition tax on certain unrepatriated earnings of foreign subsidiaries, introducing bonus depreciation that will allow for full expensing of qualified property, eliminating the corporate alternative minimum tax, or AMT, and changing how existing AMT credits can be realized.

The SEC staff issued Staff Accounting Bulletin No. 118, or SAB 118, to address the application of U.S. GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Tax Act.

In accordance with SAB 118, we provided our best estimate of the impact of the Tax Act in the period ending December 31, 2017 based on our understanding of the Tax Act and guidance available as of the date of this filing. We remeasured our existing net U.S. deferred tax assets using the enacted tax rate and other known significant changes to the tax code. This resulted in a total decrease in these assets by $19.1 million which was fully offset by the decrease in the valuation allowance. In addition, we recorded a $0.5 million long-term income tax receivable related to our estimated 2017 AMT liability because under the Tax Act, AMT credits are refundable from 2018 through 2021.

Prior to the completion of our IPO we filed our tax returns on a consolidated and combined basis with Ionis for federal and state income tax purposes, respectively. For financial statement purposes when we are required to file on a consolidated or combined basis, we calculate our income tax amounts, including net operating losses and tax credit carryforwards, using a separate return methodology which determines income taxes as if we were a separate taxpayer from Ionis.  Effective July 19, 2017, the date of our IPO, we are no longer included in the consolidated federal income tax return with Ionis. We determined the amount of federal tax attributes, primarily net operating losses and tax credit carryforwards that transferred to us upon deconsolidation from Ionis.

We are still required to file most of our state tax returns on a consolidated or combined basis with Ionis. Therefore, for financial statement purposes we calculated our state income tax amounts using the separate return method. We have not yet determined the amount of state tax attributes, primarily net operating losses and tax credit carryforwards, which we would retain if we were to deconsolidate for state tax purposes from Ionis.

We account for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in our financial statements or tax returns. In addition, deferred tax assets are recorded for the future benefit of utilizing net operating losses and research and development credit carryforwards. Valuation allowances are provided when necessary to reduce deferred tax assets to the amount expected to be realized.

We apply the authoritative accounting guidance prescribing a threshold and measurement attribute for the financial recognition and measurement of a tax position taken or expected to be taken in a tax return. We recognize liabilities for uncertain tax positions based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step requires us to estimate and measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement.

Significant judgment is required in evaluating our uncertain tax positions and determining our provision for income taxes. Although we believe our reserves are reasonable, no assurance can be given that the final tax outcome of these matters will not be different from that which is reflected in our historical income tax provisions and accruals. We adjust these reserves for changing facts and circumstances, such as the closing of a tax audit or the refinement of an estimate. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences may impact the provision for income taxes in the period in which such determination is made.

We recognize interest and penalties related to unrecognized tax benefits within the income tax expense line in the accompanying consolidated statements of operations. Accrued interest and penalties are included within other long-term liabilities in the consolidated balance sheets.

Significant judgment is also required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, we consider all available evidence, including scheduled reversal of deferred tax liabilities, past operating results, the feasibility of tax planning strategies and estimates of future taxable income. Estimates of future taxable income are based on assumptions that are consistent with our plans. Assumptions represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. Should actual amounts differ from our estimates, the amount of our tax expense and liabilities could be materially impacted.

We record a valuation allowance to reduce the balance of our net deferred tax assets to the amount we believe is more-likely-than-not to be realized. We have incurred financial statement losses since inception and as a result we have a full valuation allowance recorded against our net deferred tax assets. We regularly assess the future realization of our net deferred tax assets and will reduce the valuation allowance in any such period in which we determine that all, or a portion, of our deferred tax assets are more-likely-than-not to be realized.

We do not provide for a U.S. income tax liability and foreign withholding taxes on undistributed foreign earnings of our foreign subsidiaries. The earnings of non-U.S. subsidiaries are currently expected to be indefinitely reinvested in non-U.S. operations.

JOBS Act and Emerging Growth Company Status

Under Section 107(b) of the Jumpstart our Business Startups Act of 2012, or the JOBS Act, an emerging growth company, or EGC, can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We are in the process of evaluating the benefits of relying on other exemptions and reduced reporting requirements under the JOBS Act. Subject to certain conditions, as an EGC, we intend to rely on certain of these exemptions, including exemptions from the requirement to provide an auditor’s attestation report on our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002. We will remain an EGC until the earlier to occur of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our IPO, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a “large accelerated filer” under the rules of the SEC, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Components of Results of Operations

Revenue

Through 2016, we did not generate any revenue. In January 2017, we initiated a strategic collaboration with Novartis and began recognizing revenue under this collaboration. For the year ended December 31, 2017, we recognized $43.4 million in research and development revenue from our collaboration with Novartis.

Operating Expenses

Our operating expenses consist of research and development expenses and general and administrative expenses, which are described below.

Research and Development Expenses

Since our inception, we have focused on developing our lead drug, volanesorsen, and the other drugs in our pipeline. Our research and development expenses primarily consist of:

●	salaries and related expenses for research and development personnel, including expenses related to stock-based compensation granted to personnel in development functions;
●
fees paid to clinical study sites and vendors, including contractor research organizations, or CROs, in connection with our clinical studies, costs of acquiring and evaluating clinical study data such as investigator grants, patient screening fees, laboratory work and statistical compilation and analysis, and fees paid to clinical consultants;

●	expenses to acquire clinical study materials, including fees paid to Ionis;
●	other consulting fees paid to third parties;
●	expenses related to compliance with drug development regulatory requirements;
●	travel, facilities, depreciation and amortization, insurance and other expenses; and
●	sublicense expenses related to partnered drugs that we licensed from Ionis.

As described above, Ionis charges us for many of the expenses listed above because it is performing many of the development activities for our drugs on our behalf. As we assume increasing responsibility for developing and manufacturing our drugs, we will also increase the amount of expenses that we directly incur. As Ionis’ responsibilities decrease, the expenses Ionis charges us will also decrease. We do not expect our overall research and development expenses to change significantly as we transition work from Ionis to us. However, we expect our overall development expenses to increase as we advance our pipeline. This increase will be driven by external costs associated with larger clinical studies as the pipeline moves into the later stages of development, costs of manufacturing drug product to be used in clinical studies and for validation and regulatory purposes, regulatory costs associated with seeking approval for our drugs and costs associated with expanding our internal development organization to support our pipeline as it advances into the later stages of development.

We expense our research and development costs as we incur them. We do not track research and development expenses by project, with the exception of costs related to volanesorsen. We typically use our employees, consultants and infrastructure resources across all of our projects. Thus, some of our research and development expenses are not attributable to an individual project, but are included in other research and development projects in our results of operations.

Our expenses related to clinical studies are based on estimates of patient enrollment and related expenses at clinical investigator sites as well as estimates for the services received and efforts expended pursuant to contracts with CROs that we may use to conduct and manage our clinical studies on our behalf. We generally accrue expenses related to clinical studies based on contracted amounts applied to the level of patient enrollment and activity. If we modify timelines or contracts based upon changes in the clinical study protocol or scope of work to be performed, we modify our estimates of accrued expenses accordingly on a prospective basis.

Development activities are central to our business model. We cannot determine with certainty the timing of initiation, the duration or the costs to complete current or future clinical studies of our drugs, including volanesorsen. Clinical development timelines, the probability of success and development costs can differ materially from expectations. The cost of clinical studies may vary significantly over the life of a project as a result of differences arising during clinical development, including, among others:

●	per patient study costs;
●	the number of studies required for approval;
●	the number of sites included in the studies;
●	the length of time required to enroll suitable patients;
●	the number of doses that patients receive;
●	the number of patients that participate in the studies;
●	the drop-out or discontinuation rates of patients;
●	the duration of patient follow-up;
●	potential additional safety monitoring or other studies requested by regulatory agencies;
●	the number and complexity of analyses and tests performed during the study;
●	the phase of development of the drug; and
●	the efficacy and safety profile of the drug.

In addition, we expect to incur substantial expenses beyond our present and planned nonclinical and clinical studies to file for marketing authorization for our drugs in development, assuming the data are supportive.

We cannot forecast which drugs may be subject to future collaborations, when we will complete such arrangements, if at all, and to what degree such arrangements would affect our development plans and capital requirements.

General and Administrative Expenses

Our general and administrative expenses consist of salaries and personnel-related costs, including stock-based compensation, for our employees in executive, sales and marketing and administrative functions. Significant external general and administrative expenses also include costs associated with the pre-commercialization activities we are performing to prepare to launch volanesorsen, if approved, for marketing. Our general and administrative expenses also include professional fees for accounting, auditing and consulting services, legal services, investor relations, travel and facilities. As described above, Ionis charges us for many of the expenses associated with these functions, including, among others, accounting, human resources, legal and investor relations. We expect to assume responsibility from Ionis for these general and administrative functions as our business grows and we build our internal development and commercialization capabilities. As Ionis’ efforts on our behalf decrease, so will the expenses Ionis charges us for those efforts. We expect the increase in expenses we will incur for performing the work ourselves will be largely offset by the decrease in expenses Ionis charges us. We do not expect our overall general and administrative expenses to change significantly as we transition work from Ionis to us.

We anticipate our general and administrative expenses to increase in the future to support our continued development and potential commercialization of volanesorsen and the continued development of the other drugs in our pipeline. In addition, we expect to incur increased expenses associated with expanding our sales and marketing team and commercialization infrastructure to support the launch of volanesorsen. Increases over and above the level of work Ionis is currently performing on our behalf will result in an increase in general and administrative expenses and could include costs related to hiring additional personnel, increased office space, implementing new IT systems and other costs associated with expanding our general and administrative functions.

Results of Operations

Comparison of the Years Ended December 31, 2017 and December 31, 2016

Revenue

For the year ended December 31, 2017, we recognized $43.4 million in research and development revenue from our collaboration with Novartis, which we initiated in January 2017. For the year ended December 31, 2016, we did not generate any revenue.

Operating Expenses

Operating expenses for the year ended December 31, 2017 were $163.9 million and increased compared to $83.5 million for the year ended December 31, 2016. Our operating expenses increased in part due to sublicensing expenses due to Ionis of $48.4 million related to our collaboration with Novartis, of which $33.4 million was non-cash and development activities including the initiation of a Phase 2b dose-ranging study of AKCEA-APO(a)-LRx.

In order to analyze and compare our results of operations to other similar companies, we believe it is important to exclude non-cash compensation expense related to equity awards from our operating expenses. We believe non-cash compensation expense is not indicative of our operating results or cash flows from our operations. Further, we internally evaluate the performance of our operations excluding it.

Research and Development Expenses

The following table sets forth our research and development expenses for the periods presented:

	Years Ended December 31,
(in thousands)	2017	2016
External volanesorsen expenses	$26,505	$38,403
Other external research and development project expenses	21,789	11,567
Research and development personnel and overhead expenses	21,572	13,913
Sublicensing expenses	48,394	—
Total research and development expenses, excluding non-cash stock-based compensation expense	118,260	63,883
Non-cash stock-based compensation expense	8,630	4,576
Total research and development expenses	$126,890	$68,459

Research and development expenses were $118.3 million for 2017 and increased compared to $63.9 million for 2016. The increase in expenses was primarily due to sublicensing expenses related to our collaboration with Novartis, which we incurred in the first quarter of 2017, the majority of which were non-cash. The progression of our other drugs in development, including AKCEA-APO(a)-LRx, AKCEA-APOCIII-LRx and AKCEA-ANGPTL3-LRx, during 2017 also contributed to the increase in our expenses. In particular we commenced four Phase 2 trials in 2017. This increase in research and development expenses was offset in part by a decrease in external volanesorsen expenses primarily related to the completion of the COMPASS and APPROACH studies. All amounts exclude non-cash compensation expense related to equity awards.

General and Administrative Expenses

The following table sets forth our general and administrative expenses for the periods presented:

	Years Ended December 31,
(in thousands)	2017	2016
General and administrative support expenses	$9,426	$5,591
Pre-commercialization expenses for volanesorsen	18,646	3,889
Total general and administrative expenses, excluding non-cash stock-based compensation expense	28,072	9,480
Non-cash stock-based compensation expense	8,909	5,573
Total general and administrative expenses	$36,981	$15,053

General and administrative expenses were $28.1 million for 2017 and increased compared to $9.5 million for 2016. Our general and administrative expenses increased due to the ongoing buildout of our commercial organization and advancement of pre-commercialization activities necessary to launch volanesorsen, if approved for marketing in the US, Canada and certain EU countries. All amounts exclude non-cash compensation expense related to equity awards.

Investment Income

Investment income for 2017 totaled $1.8 million compared to $0.3 million for 2016. The increase in investment income was primarily due to a higher average short-term investment balance and an increase in the interest rates on high quality debt and U.S. government agencies investments during 2017 compared to 2016.

Interest Expense

Interest expense is comprised entirely of interest incurred under our line of credit agreement with Ionis. Interest expense for 2017 totaled $1.7 million. We incurred no interest expense for 2016. The outstanding principal and accrued interest under our line of credit converted into 13,438,339 shares of our common stock in connection with the closing of our IPO in July 2017 and we no longer have access to this line of credit following the closing of our IPO.

Net Loss and Net Loss Per Share

Net loss for 2017 was $121.6 million compared $83.2 million for 2016. Basic and diluted net loss per preferred share for the year ended December 31, 2017 was $1.80 compared to $2.88 for 2016. Basic and diluted net loss per common share for the year ended December 31, 2017 was $3.08. We had no outstanding common stock at December 31, 2016. We incurred a higher net loss in 2017 compared to 2016 primarily due to the increase in expenses related to pre-commercialization and development activities for our drugs, sublicensing expenses related to our collaboration with Novartis, the ongoing global expansion of our company and becoming and operating as a public company.

Comparison of the Years Ended December 31, 2016 and December 31, 2015

Revenue

Through 2016, we did not generate any revenue.

Operating Expenses

Operating expenses for 2016 were $83.5 million and increased compared to $61.4 million for 2015 as a result of the following:

●	We were conducting more and later-stage clinical studies in 2016 than we were in 2015, including the continuation of our Phase 3 studies for volanesorsen in patients with FCS and FPL.
●	Our operating expenses also increased in 2016 as we continued to build our organization and advance the pre-commercialization activities necessary to launch volanesorsen, if approved for marketing.

Research and Development Expenses

The following table sets forth our research and development expenses for the periods presented:

	Years Ended December 31,
(in thousands)	2016	2015
External volanesorsen expenses	$38,403	$23,137
Other external research and development project expenses	11,567	19,199
Research and development personnel and overhead expenses	13,913	7,722
Total research and development expenses, excluding non-cash stock-based compensation expense	63,883	50,058
Non-cash stock-based compensation expense	4,576	827
Total research and development expenses	$68,459	$50,885

Research and development expenses were $63.9 million for 2016 and increased compared to $50.1 million for 2015. The increase in expenses was primarily due to our Phase 3 studies for volanesorsen, which continued to advance, and the progression of our other drugs, including AKCEA-APO(a)-LRx and AKCEA-ANGPTL3-LRx. All amounts exclude non-cash compensation expense related to equity awards.

General and Administrative Expenses

The following table sets forth our general and administrative expenses for the periods presented:

	Years Ended December 31,
(in thousands)	2016	2015
General and administrative support expenses	$5,591	$3,424
Pre-commercialization expenses for volanesorsen	3,889	1,460
Total general and administrative expenses, excluding non-cash stock-based compensation expense	9,480	4,884
Non-cash stock-based compensation expense	5,573	5,669
Total general and administrative expenses	$15,053	$10,553

General and administrative expenses were $9.5 million for 2016 and compared to $4.9 million for 2015. Our general and administrative expenses increased primarily because we were continuing to build the organization and advance pre-commercialization activities necessary to launch volanesorsen, if approved for marketing. All amounts exclude non-cash compensation expense related to equity awards.

Investment Income

Investment income for 2016 totaled $0.3 million compared to $16,000 for 2015. The increase in investment income was due to a higher average cash balance.

Net Loss and Net Loss Per Share

Net loss for 2016 was $83.2 million compared $61.4 million for 2015. Basic and diluted net loss per preferred share for the year ended December 31, 2016 was $2.88 compared to $2.13 for 2015. We had a higher net loss in 2016 compared to 2015 primarily due to the increase in expenses related to development activities for our drugs.

Liquidity and Capital Resources

At December 31, 2017, we had cash, cash equivalents and short-term investments of $260.1 million and an accumulated deficit of $296.2 million.

We have funded our operating activities through a $100.0 million cash contribution that we received from Ionis in 2015, $75.0 million from initiating our collaboration with Novartis that we received in the first quarter of 2017 and $106.0 million in drawdowns under our line of credit with Ionis that we received in the first and second quarters of 2017. Our borrowings under our line of credit agreement with Ionis converted into shares of our common stock at the IPO price in connection with the closing of our IPO in July 2017. We no longer have access to the line of credit. Additionally, in July 2017 we received $182.3 million in net proceeds from our IPO including $25.0 million Ionis invested in our IPO and the Novartis concurrent private placement of $50 million.

At December 31, 2017, we had working capital of $178.4 million, compared to a working capital deficit of $19.3 million at December 31, 2016. Working capital increased in 2017 primarily due to the increase in our cash and short-term investments from proceeds related to our IPO and concurrent private placement with Novartis and a decrease in our cash payable to Ionis under our development, commercialization and license agreement and services agreement. As of December 31, 2017, our outstanding payable to Ionis was $14.4 million. In January 2017, we initiated a strategic collaboration with Novartis and we received $75.0 million in an upfront payment, of which we retained $60.0 million and paid Ionis $15.0 million as a sublicense fee under our license agreement with Ionis, in May 2017.

We do not currently have any approved drugs and, therefore, we do not expect to generate significant revenue from drug sales unless and until we or our partners obtain regulatory approval for and commercialize volanesorsen or one of our other drugs in development. We anticipate that we will continue to incur losses for the foreseeable future, and we expect the losses to increase as we continue to develop, seek regulatory approval for, and begin to commercialize our drugs. We are subject to all of the risks incident in developing and commercializing new drugs and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect our business.

Future Funding Requirements

We will need to raise additional funding in the future to continue developing the drugs in our pipeline and to commercialize any approved drug, including expanding our commercial efforts around volanesorsen. We believe that our existing cash, cash equivalents and short-term investments will be sufficient to fund our operations for at least 12 months from the original issuance date of the 2017 Form 10-K. Until such time, if ever, as we can generate substantial product revenue, we may finance our cash needs through additional financing in the future through the issuance of our common stock, through other equity or debt financings or through collaborations or partnerships with other companies. In any event, we may not generate significant revenue from product sales prior to the use of our existing cash, cash equivalents and short-term investments. We do not have any committed external source of funds and we no longer have access to our line of credit with Ionis. Additional capital may not be available on reasonable terms, if at all. To the extent that we raise additional capital through the sale of stock or convertible debt securities, the ownership interest of our stockholders will be diluted and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our common stockholders. Debt financing, if available, may involve agreements that include increased fixed payment obligations and covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures, declaring dividends, selling or licensing intellectual property rights and other operating restrictions that could adversely affect our ability to conduct our business. If we raise additional funds through collaborations or licensing arrangements with third parties, we may have to relinquish valuable rights to our drugs or grant licenses on terms that may not be favorable to us. If we cannot raise additional funds through stock offerings or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and commercialize our drugs even if we would otherwise prefer to develop and commercialize the drugs ourselves.

Our forecast of the period of time through which our financial resources will be adequate to support our operations involves risks and uncertainties, and actual results could vary as a result of a number of factors. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. The amount and timing of future funding requirements, both near- and long-term, will depend on many factors, including, but not limited to:

●	the design, initiation, progress, size, timing, costs and results of our clinical and nonclinical studies;
●
the outcome, timing and cost of regulatory approvals by the FDA and comparable foreign regulatory authorities, including the potential for the FDA or comparable foreign regulatory authorities to require that we perform more studies than, or evaluate clinical endpoints other than, those that we currently expect;

●	the number and characteristics of drugs that we may pursue;
●	our need to expand our development activities, including our need and ability to hire additional employees;
●	the effect of competing technological and market developments;
●	the cost of establishing sales, marketing, manufacturing and distribution capabilities for our drugs;
●	our strategic collaborators' success in developing and commercializing our drugs;
●	our need to add infrastructure, implement internal systems and hire additional employees to operate as a public company; and
●
the revenue, if any, generated from commercial sales of our drugs for which we receive marketing authorization, which may be affected by market conditions, including obtaining coverage and adequate reimbursement of our drugs from third-party payors, including government programs and managed care organizations, and competition within the therapeutic class to which our drugs are assigned.

If we cannot expand our operations or otherwise capitalize on our business opportunities because we lack sufficient capital, our business, financial condition and results of operations could be materially adversely affected.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations as of December 31, 2017, which consist of our operating leases for our office facility. The table provides a breakdown of when our operating lease obligations become due (in thousands):

Contractual obligations	Total	Less than 1 year	1 - 3 years	3 - 5 years
Operating lease obligations	$820	$486	$334	$—

We have not included potential milestone payments, sublicense fees and royalties that we may be required to pay Ionis for the license of intellectual property. We have not included these potential obligations in the table above because they are contingent upon the occurrence of future events and we do not know the timing and likelihood of such potential obligations with certainty.

The table above does not include certain general and administrative and development support services for which we will pay Ionis under our services agreement or obligations under agreements that we can cancel without a significant penalty. We describe our agreements with Ionis in more detail in Note 4, Development, Commercialization and License Agreement and Services Agreement with Ionis, to our consolidated financial statements.

Due to the uncertainty with respect to the timing of future cash flows associated with our unrecognized tax benefits, we are unable to make reasonably reliable estimates of the period of cash settlement with the respective taxing authorities. Therefore, we have excluded $5 million of gross unrecognized tax benefits from our contractual obligations table above.

In addition to contractual obligations, we had outstanding purchase orders as of December 31, 2017 and 2016 for the purchase of services and materials as part of our normal course of business.

Recently Issued Accounting Pronouncements

We describe the recently issued accounting pronouncements that apply to us in Note 1 to our consolidated financial statements, Organization and Significant Accounting Policies.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements during the period presented, as defined in the rules and regulations of the SEC.